EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 12/8/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/9/2025	Buy	3,565	7.73
10/10/2025	Buy	11,047	7.62
10/13/2025	Buy	12,786	7.66
10/15/2025	Buy	8,600	7.66
10/20/2025	Buy	7,669	7.61
10/21/2025	Buy	27,434	7.64
10/23/2025	Buy	31,676	7.62
10/24/2025	Buy	30,566	7.73
10/27/2025	Buy	6,255	7.79
10/30/2025	Buy	32,208	7.84
10/31/2025	Buy	16,497	7.88
11/4/2025	Buy	13,401	7.78
11/5/2025	Buy	18,163	7.77
11/7/2025	Buy	44,472	7.63
11/10/2025	Buy	4,478	7.77
11/11/2025	Buy	17,959	7.83
11/12/2025	Buy	8,966	7.87
11/18/2025	Buy	1,924	7.55
11/21/2025	Buy	23,601	7.48
11/25/2025	Buy	22,400	7.59
12/8/2025	Buy	35,697	7.70